Exhibit 99.1

Primis Financial Corp. Reports Earnings per Share for the Second Quarter of 2025

Declares Quarterly Cash Dividend of $0.10 Per Share

For immediate release

Thursday, July 24, 2025

McLean, Virginia, July 24, 2025 – Primis Financial Corp. (NASDAQ: FRST) (“Primis” or the “Company”), and its wholly-owned subsidiary, Primis Bank (the “Bank”), today reported net income available to common shareholders of $2.4 million, or $0.10 per diluted share, for the quarter ended June 30, 2025, compared to $3.4 million, or $0.14 per diluted share, for the quarter ended June 30, 2024.

For the six months ended June 30, 2025, the Company reported net income available to common shareholders of $25.1 million, or $1.01 per diluted share, compared to a net income available to common shareholders of $5.9 million or $0.24 per diluted share, for the six months ended June 30, 2024.

Operating Results

Operating results in the quarter clearly point to improved profitability and momentum on key areas but included positive and negative items that management expects to not reflect going forward. Significant items occurring during the quarter were:

•	During the quarter, the Company completed the sale of a portion of its ownership in Panacea Financial Holdings, Inc. (“PFH”) generating proceeds to the Company of $22.1 million and an additional pre-tax gain of $7.5 million.

•	Promotional loans driving volatility in the Company’s results finished the quarter at only $9.6 million. The Company’s credit quality results for the quarter warranted no additional provision for loan losses on this portfolio. Write-offs of accrued interest on promotional loans that rolled to amortization but subsequently defaulted was $2 million and expected to decline to less than $0.5 million in the third quarter of 2025 given the very low levels of promotional interest recognized in the second quarter.

•	Primis Mortgage closed $323 million in loans, up 52% from the same quarter in 2024. A substantial portion of the increase in closed volume was construction-to-permanent product related with revenue delayed until the end of the construction period. Additionally, pricing and draw support for the new production teams substantially ended during the quarter and totaled $1.2 million.

•	Several items have occurred that will impact the Company’s operations going forward. Renegotiation of the Company’s core contract with its provider as well as other items are expected to reduce expenses $0.9 million in the third quarter and then $1.5 million in the fourth quarter and beyond. Continued consolidation of the Company’s cores and other vendor relationships will continue and provide more than adequate downward pressure on operating expenses to allow for substantial operating leverage through the end of 2026.

Commenting on the quarter, Dennis J. Zember, Jr., President and Chief Executive Officer, stated, “We are pleased with the progress we have made in rebuilding our balance sheet for higher sustained earnings as we enter the second half of 2025. The core bank is maximizing profitability with its enviable core deposit base while pursuing moderate growth. At the same time, mortgage warehouse and Panacea are executing on their tremendous growth potential while non-core portfolios run off.

As discussed below, the second quarter was impacted by the last sizable portion of Consumer Program interest reversals and higher expenses that aren’t expected to continue. Adjusting for those items and the PFH gain, our run-rate pre-tax pre-provision earnings were approximately $8.1 million in the second quarter. Mortgage profitability was lower due to increasing construction to perm lending that is highly profitable but has a lag until revenue materializes. In the second quarter, the value of that production was approximately $0.9 million pre-tax assuming conservative gain on sale margins. Lastly, we are close to executing on our plan to reduce technology costs and anticipate the savings to begin late in the third quarter of 2025. Along with the end of our core deposit amortization in June, our expected reduction in quarterly expenses is approximately $1.5 million. In total, we believe we have visibility to pre-tax pre-provision earnings of $10.5 to $11 million before the benefits of the profitable growth and balance sheet repricing we have in front of us.”

Significant Improvement in All Divisions

As discussed in previous quarters, the Company spent substantial time and energy in 2024 focusing the organization on its core bank and lines of business that drive premium operating results. The second quarter of 2025 demonstrated progress in key areas that are expected to continue and build through the rest of the year and into 2026. The following discussion highlights recent progress for each of these strategies:

Core Community Bank

The core bank has 24 banking offices in Virginia and Maryland and is approximately 70% of the Company’s total balance sheet. Management believes the core bank’s value amongst its regional peers is undeniable given how well its balance sheet is positioned:

•	The Core bank has low concentrations of investor CRE (39% of loans and only 213% of regulatory capital)

•	A robust pipeline of mostly new customers to the bank with yields that are incremental to the Bank’s margin

•	Cost of deposits of 1.79% in the second quarter of 2025 compared to 2.20% in the same quarter in 2024. The core bank’s cost of deposits is up to 100 basis points lower than similar sized peers in the greater DC region.

•	Zero brokered deposits and no reliance on FHLB borrowings.

•	A proprietary banking app for commercial depositors that drives new sales independent of lending efforts in and around our region.

Approximately 19% of the core bank’s deposit base are noninterest bearing deposits, supported with what management believes is the region’s best and most unique technology including the Bank’s proprietary V1BE service which directly supports more than $200 million of mostly commercial clients in the Bank’s footprint. Approximately $30 million of checking accounts are associated with customers that use V1BE every week. The Company is frequently approached by other community banks looking to use this technology with their own customers. Primis is currently implementing enhancements to make V1BE easier to license to other banks and expects to have its first customer onboard before the end of 2025.

Primis Mortgage

Primis Mortgage has closed mortgage volume of $323 million in the second quarter of 2025, up 52% compared to the same quarter in 2024. Earnings for Primis mortgage were depressed by approximately $1.2 million related to the commitment of one quarter’s support for the new production teams hired in the last week of the first quarter of 2025.

National Strategies

Mortgage warehouse lending activity was significant in the first and second quarter of 2025 following the expansion of the team in the fall of 2024. Outstanding loan balances at June 30, 2025 were $185 million, up 60% from $115 million at March 31, 2025 and up 189% from $64 million at December 31, 2024. Committed facilities ended the second quarter of 2025 at $804 million versus $487 million at March 31, 2025 and $349 million at the end of 2024. Mortgage warehouse also funded approximately 11% of its balance sheet with associated customer noninterest bearing deposit balances totaling $21 million at June 30, 2025 up 80% from March 31, 2025.

Funding for the national strategies is provided exclusively by the Bank’s digital platform powered by what the Bank believes is one the safest and most functional deposit account in the nation. Because of the scalability of the platform, there is no pressure whatsoever on the core bank to provide funding and risk the profitable, decades old relationships with core customers

(1) Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Items” in the financial tables for more information and for a reconciliation to GAAP.

The platform ended the second quarter of 2025 with almost $1.1 billion of deposits with a cost of deposits of 4.28% in the month of June 2025, compared to $0.9 billion at June 30, 2024 with a cost of 5.05%. Over 1,000 of our digital accounts have come from referrals from another customer and approximately 61% of our consumer accounts have been with the bank for over two years.

Panacea Financial

Panacea’s growth remained strong through the second quarter of 2025 with loans outstanding of $505 million, up 34% compared to the same quarter in 2024. At the end of the current quarter, Panacea customer deposits totaled $107 million, up 58% from June 30, 2024. Importantly, much of this growth was commercial in nature with a weighted average cost below 0.25% and has continued at a similar pace since quarter end.

Panacea is the number one ranked “Bank for doctors” on Google and banks over 7,000 professionals and practices nationwide with a goal of reaching 10,000 customers by the end of 2025. Panacea is also developing the initial phase of what is expected to be a sophisticated suite of technology products and services targeting the medical, dental and veterinary space.

Net Interest Income

Because of the final significant write-off of accrued interest on the consumer loan portfolio and $0.3 million of interest reversal on a commercial real estate loan that moved to nonaccrual in the second quarter, net interest income decreased to $25.2 million during the second quarter of 2025 compared to $26.4 million in the first quarter of 2025 and $24.9 million in the second quarter of 2024. The reported net interest margin was 2.86% in the second quarter of 2025 compared to 2.72% in the second quarter of 2024.

Excluding the impacts of the Consumer Program portfolio, the Company’s net interest margin was 3.12%(1) in the second quarter of 2025 compared to 2.80%(1)  in the same quarter in 2024. Net interest income for the second quarter, excluding the impacts of the write-off of accrued interest, increased by 10.4% to $27.5 million compared to $24.9 million in the second quarter of 2024.

Normalizing the volatile income and write-off recognition in the consumer portfolio to illustrate the Company’s net interest margin and forward momentum is seen below:

($ in thousands)	2Q25	1Q25	4Q24	3Q24
Int. Inc. Recog. – Consumer Prog.	$2,077	$5,676	$5,831	$5,152
Int. Inc. Reversals – Consumer Prog.	(2,037)	(2,832)	(2,512)	-
Int. Inc., Net – Consumer Prog,	40	2,844	3,319	5,152

Promo Interest Income Recognized	321	3,264	2,976	2,956
Promo Interest Reversals	(2,066)	(2,644)	(2,493)	-
Promo Interest Income, Net	$(1,745)	$620	$483	$2,956

Under GAAP, the Company recognizes interest income when promotional features on the Consumer Program loans expire and which generally includes a substantial amount of deferred interest accumulated to that point. If the loan subsequently defaults, that previously recognized interest is reversed against interest income. As detailed in the table above, the Bank recognized substantial interest income on loans exiting their promotional periods beginning in the third quarter of 2024 with a roughly one quarter lag of subsequent reversals primarily due to high first payment defaults on full deferral promotional loans. As seen in the table, interest recognized on promotional loan expirations was insignificant in the second quarter of 2025 which will lead to substantially lower interest income reversals going forward. At June 30, 2025, the Company had $9.7 million of full deferral loans remaining, down from $77.2 million at June 30, 2024, with promotional period expirations spread over the next four quarters. Net interest margin excluding the Consumer Program portfolio impact entirely, including balances, the net interest margin for the rest of the Bank was 3.12%(1)  in the second quarter of 2025, down slightly from 3.13%(1)  in the first quarter of 2025.

Excluding the interest write-offs on the consumer loan book the yield on loans and yield on average earnings assets was 5.87% and 5.64% in the second quarter of 2025, respectively, compared to 5.91% and 5.72%, respectively, in the same quarter of 2024. New and renewed loan production in the second quarter of 2025 across all divisions had a weighted average yield of 7.57% which compares favorably to 7.25% for the same quarter in 2024. Total maturities of loans over the five quarters beginning with the fourth quarter of 2025 total $574 million with weighted average yields of 5.71%, indicating continued opportunity for management to move yields on loans and average earning assets higher.

(1) Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Items” in the financial tables for more information and for a reconciliation to GAAP.

Cost of deposits in the second quarter of 2025 was 2.52% compared to 2.98% in the same quarter in 2024. The Company recently lowered digital platform rates and, combined with recent growth in lower cost deposit accounts, expects further improvement in cost of deposits in the third quarter of 2025.

Noninterest Income

Noninterest income was $18.0 million in the second quarter of 2025 versus $32.3 million in the first quarter of 2025 and $10.7 million in the second quarter of 2024. The Company deconsolidated PFH as of March 31, 2025 and upon deconsolidation recognized a gain of $24.6 million within noninterest income in the first quarter of 2025. Noninterest income in the second quarter of 2025 included a $7.4 million gain from the sale of a portion of the Company’s PFH shares and remeasurement of the remaining shares at fair market value at June 30, 2025. Income from mortgage banking activity increased to $7.9 million in the second quarter of 2025 compared to $5.6 million in the first quarter of 2025. Noninterest income from the Consumer Program increased to $0.6 million in the second quarter of 2025 from a loss of $0.3 million in the first quarter of 2025 largely due to prepayment activity offsetting the reduction in the associated derivative. The Company also recorded losses on other investments of $0.3 million in the second quarter of 2025 versus gains of $0.1 million in the first quarter of 2025. Lastly, gain on sale of SBA loans was $0.2 million in the second quarter of 2025 after no sales in the first quarter of 2025.

Noninterest Expense

Noninterest expense was $31.9 million for the second quarter of 2025, compared to $32.5 million for the first quarter of 2025. First quarter noninterest expense included consolidated expenses from PFH prior to deconsolidation as of March 31, 2025. Management considers the core expense burden of the Bank that adjusts for certain items that are volume dependent such as mortgage banking-related expenses or expense related to changes in the reserve for unfunded commitments. The following table illustrates the Company’s core operating expense burden during 2024 and the first two quarters of 2025:

($ in thousands)	2Q25	1Q25	4Q24	3Q24	2Q24
Reported Noninterest Expense	$31,927	$32,516	$37,841	$30,603	$29,662
PFH Consolidated Expenses	-	(4,754)	(3,641)	(2,576)	(2,347)
Noninterest Expense Excl. PFH	31,927	27,762	34,200	28,027	27,315

Nonrecurring	(232)	(1,144)	(3,686)	(1,000)	(1,329)
Primis Mortgage Expenses	(8,514)	(5,569)	(6,354)	(6,436)	(6,084)
Consumer Program Servicing Fee	(518)	(622)	(681)	(699)	(312)
Reserve for Unfunded Commitment	(18)	(13)	6	(96)	546
Total Adjustments	(9,282)	(7,348)	(10,715)	(8,231)	(7,179)

Core Operating Expense Burden	$22,645	$20,414	$23,485	$19,796	$20,136

As noted above, the core expense burden increased $2.2 million in the second quarter of 2025 from the first quarter of 2025. The second quarter included a number of items not expected to continue going forward including approximately $0.5 million of consulting expenses, $0.4 million related to additional FDIC insurance expense, $0.4 million of remaining audit expense for the 2024 audit and $0.2 million of legal expenses related to employee fraud recovery efforts. Marketing expenses were also approximately $0.2 million higher in the second quarter of 2025 versus the first quarter of 2025 but are expected to moderate. Adjusting for these items, core operating expense burden would have been less than $21 million and within the range of $20 million to $21 million of quarterly noninterest expense previously estimated for 2025.

Loan Portfolio and Asset Quality

Loans held for investment increased to $3.13 billion at June 30, 2025 compared to $3.04 billion at March 31, 2025 and declined from $3.30 billion at June 30, 2024 prior to the sale of the Life Premium Finance portfolio. Important drivers in these levels are seen below:

•	Core Bank loans totaled $2.12 billion at June 30, 2025 compared to $2.22 billion at June 30, 2024.

•	Panacea Financial loans grew $129 million or 34% to $505 million over the past 12 months ending June 30, 2024. Doctors and practices in the division’s network improved from approximately 5,000 at June 30, 2024 to over 7,000 at June 30, 2025.

(1) Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Items” in the financial tables for more information and for a reconciliation to GAAP.

•	Mortgage warehouse outstandings improved to $185 million at the end of the second quarter of 2025 compared to only $14 million at the same time in 2024. Approved lines grew substantially during the quarter to $804 million, up approximately 65% since March 31, 2025.

•	Loan balances associated with the consumer loan program declined to $113 million at June 30, 2025, net of the fair value discounts compared to $194 million at June 30, 2024. Importantly, loans in promotional periods with full deferral were only $9.6 million or 7.8% of gross loans at June 30, 2025 compared to $77.2 million or 40% of total loans a year ago.

•	Investor CRE as a percentage of regulatory capital was 213% at both June 30, 2025 and June 30, 2024.

Nonaccrual loans, excluding portions guaranteed by the SBA, were 1.54% of total loans at June 30, 2025 compared to 0.24% of total loans at June 30, 2024. The increase in nonaccrual loans in the second quarter of 2025 was primarily driven by the downgrade of one commercial real estate loan with a balance of $40.1 million to nonaccrual status. As in prior quarters, the Bank has no other real estate owned at the end of the second quarter of 2025.

The Company recorded a provision for loan losses of $8.3 million for the second quarter of 2025 compared to $1.6 million for the first quarter of 2025 and $3.1 million in the same quarter in 2024. Approximately $7.1 million of the provision was driven by the downgrade of two commercial real estate loans to substandard in the second quarter of 2025, one of which required impairment under the Company’s allowance methodology. As previously stated, the Company moved the Consumer Program loan book into its held for investment loan portfolio in the first quarter of 2025 and evaluated the portfolio using its CECL model at that time. Based on performance during the quarter, there was no required provision expense associated with the Consumer Program in the second quarter of 2025. As a percentage of loans held for investment, the allowance for credit losses was 1.47% at the end of the second quarter of 2025 compared to 1.56% at the end of the second quarter of 2024. Total allowance and discounts on the Consumer Program loan portfolio totaled $13 million at June 30, 2025 which represents 11% of gross principal balance and 323% of loans more than one period delinquent as of that date.

Deposits and Funding

Total deposits at June 30, 2025 were essentially flat from June 30, 2024. Deposits swept off balance sheet increased to $37 million at June 30, 2025 versus $4 million at the same time in 2024. Importantly, noninterest bearing demand deposits were $478 million at June 30, 2025, an annualized growth rate of 18% compared to balances at December 31, 2024. As stated earlier, the Company has no wholesale funding and is 100% funded with customer deposits at June 30, 2025.

Shareholders’ Equity

Book value per common share as of June 30, 2025 was $15.27, an increase of $0.05 from June 30, 2024. Tangible book value per common share(1) at the end of the second quarter of 2025 was $11.48, an increase of $0.10 from June 30, 2024. Common shareholders’ equity was $376 million, or 9.72% of total assets, at June 30, 2025. Tangible common equity(1) at June 30, 2025 was $283 million, or 7.49% of tangible assets(1).  During the quarter, the Company repurchased almost 80 thousand shares of its common stock at a weighted average price of $10.00 per share.

The Board of Directors declared a dividend of $0.10 per share payable on August 22, 2025 to shareholders of record on August 8, 2025. This is Primis’ fifty-fifth consecutive quarterly dividend.

About Primis Financial Corp.

As of June 30, 2025, Primis had $3.9 billion in total assets, $3.1 billion in total loans held for investment and $3.3 billion in total deposits. Primis Bank provides a range of financial services to individuals and small- and medium-sized businesses through twenty-four full-service branches in Virginia and Maryland and provides services to customers through certain online and mobile applications.

Contacts:	Address:
Dennis J. Zember, Jr., President and CEO	Primis Financial Corp.
Matthew A. Switzer, EVP and CFO	1676 International Drive, Suite 900
Phone: (703) 893-7400	McLean, VA 22102

Primis Financial Corp., NASDAQ Symbol FRST

Website: www.primisbank.com

(1) Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Items” in the financial tables for more information and for a reconciliation to GAAP.

Conference Call

The Company’s management will host a conference call to discuss its second quarter results on Friday, July 25, 2025 at 10:00 a.m. (ET). A live Webcast of the conference call is available at the following website: https://events.q4inc.com/attendee/362488451. Participants may also call 1-800-715-9871 and ask for the Primis Financial Corp. call. A replay of the teleconference will be available for 7 days by calling 1-800-770-2030 and providing Replay Access Code 4554342.

Non-GAAP Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables. Primis uses non-GAAP financial measures to analyze its performance. The measures entitled net income adjusted for nonrecurring income and expenses; pre-tax pre-provision operating earnings; operating return on average assets; pre-tax pre-provision operating return on average assets; operating return on average equity; operating return on average tangible equity; operating efficiency ratio; operating earnings per share – basic; operating earnings per share – diluted; tangible book value per share; tangible common equity; tangible common equity to tangible assets; and core net interest margin are not measures recognized under GAAP and therefore are considered non-GAAP financial measures. We use the term “operating” to describe a financial measure that excludes income or expense considered to be non-recurring in nature. Items identified as non-operating are those that, when excluded from a reported financial measure, provide management or the reader with a measure that may be more indicative of forward-looking trends in our business. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures is provided in the Reconciliation of Non-GAAP Items table.

Management believes that these non-GAAP financial measures provide additional useful information about Primis that allows management and investors to evaluate the ongoing operating results, financial strength and performance of Primis and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Primis’ performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Primis. Non-GAAP financial measures are not standardized and, therefore, it may not be possible to compare these measures with other companies that present measures having the same or similar names.

Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

This press release and certain of our other filings with the Securities and Exchange Commission contain statements that constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Such statements can generally be identified by such words as "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and other similar words or expressions of the future or otherwise regarding the outlook for the Company’s future business and financial performance and/or the performance of the banking industry and economy in general. These forward-looking statements include, but are not limited to, our expectations regarding our future operating and financial performance, including the preliminary estimated financial and operating information presented herein, which is subject to adjustment; our outlook and long-term goals for future growth and new offerings and services; our expectations regarding net interest margin; expectations on our growth strategy, expense management, capital management and future profitability; expectations on credit quality and performance; and the assumptions underlying our expectations.

(1) Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Items” in the financial tables for more information and for a reconciliation to GAAP.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties which may cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on the information known to, and current beliefs and expectations of, the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. Factors that might cause such differences include, but are not limited to: instability in global economic conditions and geopolitical matters; the impact of current and future economic and market conditions generally (including seasonality) and in the financial services industry, nationally and within our primary market areas; changes in interest rates, inflation, loan demand, real estate values, or competition, as well as labor shortages and supply chain disruptions; the impact of tariffs, trade policies, and trade wars (including reduced consumer spending, lower economic growth or recession, reduced demand for U.S. exports, disruptions to supply chains, and decreased demand for other banking products and services); the Company’s ability to implement its various strategic and growth initiatives, including its recently established Panacea Financial Division, digital banking platform, V1BE fulfillment service, Mortgage Warehouse division and Primis Mortgage Company; the risks associated with the Life Premium Finance sale, including failure to achieve the expected impact to our operating results; competitive pressures among financial institutions increasing significantly; changes in applicable laws, rules, or regulations, including changes to statutes, regulations or regulatory policies or practices; changes in management’s plans for the future; credit risk associated with our lending activities; changes in accounting principles, policies, or guidelines; adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions; potential impacts of adverse developments in the banking industry highlighted by high-profile bank failures, including impacts on customer confidence, deposit outflows, liquidity and the regulatory response thereto; potential increases in the provision for credit losses; our ability to identify and address increased cybersecurity risks, including those impacting vendors and other third parties; fraud or misconduct by internal or external actors, which we may not be able to prevent, detect or mitigate; acts of God or of war or other conflicts, including the current Ukraine/Russia conflict and Israel/Hamas conflict, acts of terrorism, pandemics or other catastrophic events that may affect general economic conditions; and other general competitive, economic, political, and market factors, including those affecting our business, operations, pricing, products, or services.

Forward-looking statements speak only as of the date on which such statements are made. These forward-looking statements are based upon information presently known to the Company’s management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, the risks and other factors set forth in the Company’s filings with the Securities and Exchange Commission, the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” and in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements.

Primis Financial Corp.

Financial Highlights (unaudited)

(Dollars in thousands, except per share data)

	For Three Months Ended:					For Six Months Ended:
Selected Performance Ratios:	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024	2Q 2025	2Q 2024
Return on average assets	0.26%	2.52%	(2.43)%	0.12%	0.35%	1.36%	0.31%
Operating return on average assets(1)	(0.34)%	0.40%	(2.51)%	0.20%	0.46%	0.02%	0.38%
Pre-tax pre-provision return on average assets	1.20%	3.32%	0.44%	0.86%	0.75%	2.23%	0.88%
Pre-tax pre-provision operating return on average assets(1)	0.44%	0.71%	0.33%	0.96%	0.85%	0.57%	0.97%
Return on average common equity	2.57%	26.66%	(24.28)%	1.31%	3.69%	13.96%	3.16%
Operating return on average common equity(1)	(3.40)%	4.21%	(25.13)%	2.15%	4.81%	0.19%	3.90%
Operating return on average tangible common equity(1)	(4.51)%	5.78%	(33.33)%	2.86%	6.42%	0.26%	5.23%
Cost of funds	2.67%	2.67%	2.97%	3.25%	3.16%	2.67%	3.06%
Net interest margin	2.86%	3.15%	2.90%	2.97%	2.72%	3.00%	2.78%
Core net interest margin(1)	3.12%	3.13%	2.91%	2.80%	2.85%	3.12%	2.92%
Gross loans to deposits	93.65%	96.04%	91.06%	89.94%	98.95%	93.65%	98.95%
Efficiency ratio	73.92%	55.39%	96.41%	82.82%	83.36%	63.25%	80.42%
Operating efficiency ratio(1)	88.67%	91.97%	98.92%	79.92%	79.56%	90.27%	77.94%

Per Common Share Data:
Earnings per common share - Basic	$0.10	$0.92	$(0.94)	$0.05	$0.14	$1.01	$0.24
Operating earnings per common share - Basic(1)	$(0.13)	$0.14	$(0.98)	$0.08	$0.18	$0.01	$0.30
Earnings per common share - Diluted	$0.10	$0.92	$(0.94)	$0.05	$0.14	$1.01	$0.24
Operating earnings per common share - Diluted(1)	$(0.13)	$0.14	$(0.98)	$0.08	$0.18	$0.01	$0.29
Book value per common share	$15.27	$15.19	$14.23	$15.41	$15.22	$15.27	$15.22
Tangible book value per common share(1)	$11.48	$11.40	$10.42	$11.59	$11.38	$11.48	$11.38
Cash dividend per common share	$0.10	$0.10	$0.10	$0.10	$0.10	$0.20	$0.20
Weighted average shares outstanding - Basic	24,701,319	24,706,593	24,701,260	24,695,685	24,683,734	24,703,942	24,677,425
Weighted average shares outstanding - Diluted	24,714,229	24,722,734	24,701,260	24,719,920	24,708,484	24,718,458	24,706,086
Shares outstanding at end of period	24,643,185	24,722,734	24,722,734	24,722,734	24,708,234	24,643,185	24,708,234

Asset Quality Ratios:
Non-performing assets as a percent of total assets, excluding SBA guarantees	1.90%	0.28%	0.29%	0.25%	0.25%	1.90%	0.25%
Net charge-offs (recoveries) as a percent of average loans (annualized)	0.80%	1.47%	3.83%	0.93%	0.60%	1.13%	0.62%
Core net charge-offs (recoveries) as a percent of average loans (annualized)(1)	0.15%	0.06%	0.05%	0.11%	(0.07)%	0.11%	0.02%
Allowance for credit losses to total loans	1.47%	1.45%	1.86%	1.72%	1.56%	1.47%	1.56%

Capital Ratios:
Common equity to assets	9.72%	10.16%	9.53%	9.47%	9.48%
Tangible common equity to tangible assets(1)	7.49%	7.82%	7.16%	7.29%	7.27%
Leverage ratio(2)	8.34%	8.71%	7.76%	8.20%	8.25%
Common equity tier 1 capital ratio(2)	8.92%	9.35%	8.74%	8.23%	8.85%
Tier 1 risk-based capital ratio(2)	9.22%	9.66%	9.05%	8.51%	9.14%
Total risk-based capital ratio(2)	12.43%	12.96%	12.53%	11.68%	12.45%

(1) See Reconciliation of Non-GAAP financial measures.

(2) Ratios are estimated and may be subject to change pending the final filing of the FR Y-9C.

Primis Financial Corp.

(Dollars in thousands)

Condensed Consolidated Balance Sheets (unaudited)

	For Three Months Ended:
	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024
Assets
Cash and cash equivalents	$94,074	$57,044	$64,505	$77,274	$66,580
Investment securities-available for sale	242,073	241,638	235,903	242,543	232,867
Investment securities-held to maturity	8,850	9,153	9,448	9,766	10,649
Loans held for sale	126,869	74,439	247,108	458,722	94,644
Loans receivable, net of deferred fees	3,130,521	3,043,348	2,887,447	2,973,723	3,300,562
Allowance for credit losses	(45,985)	(44,021)	(53,724)	(51,132)	(51,574)
Net loans	3,084,536	2,999,327	2,833,723	2,922,591	3,248,988
Stock in Federal Reserve Bank and Federal Home Loan Bank	12,998	12,983	13,037	20,875	16,837
Bank premises and equipment, net	19,642	19,210	19,432	19,668	19,946
Operating lease right-of-use assets	9,927	10,352	10,279	10,465	10,293
Goodwill and other intangible assets	93,508	93,804	94,124	94,444	94,768
Assets held for sale, net	2,181	2,420	5,497	9,864	5,136
Bank-owned life insurance	68,048	67,609	67,184	66,750	66,319
Deferred tax assets, net	19,466	21,399	26,466	25,582	25,232
Consumer Program derivative asset	1,177	1,597	4,511	7,146	9,929
Investment in Panacea Financial Holdings, Inc. common stock	6,586	21,277	-	-	-
Other assets	81,791	65,058	58,898	58,657	63,830
Total assets	$3,871,726	$3,697,310	$3,690,115	$4,024,347	$3,966,018

Liabilities and stockholders' equity
Demand deposits	$477,705	$455,768	$438,917	$421,231	$420,241
NOW accounts	858,624	819,606	817,715	748,833	793,608
Money market accounts	744,321	785,552	798,506	835,099	831,834
Savings accounts	935,527	777,736	775,719	873,810	866,279
Time deposits	326,496	330,210	340,178	427,458	423,501
Total deposits	3,342,673	3,168,872	3,171,035	3,306,431	3,335,463
Securities sold under agreements to repurchase - short term	4,370	4,019	3,918	3,677	3,273
Federal Home Loan Bank advances	-	-	-	165,000	80,000
Secured borrowings	16,449	16,729	17,195	17,495	21,069
Subordinated debt and notes	96,020	95,949	95,878	95,808	95,737
Operating lease liabilities	11,195	11,639	11,566	11,704	11,488
Other liabilities	24,604	24,539	25,541	27,169	24,777
Total liabilities	3,495,311	3,321,747	3,325,133	3,627,284	3,571,807
Total Primis common stockholders' equity	376,415	375,563	351,756	381,022	376,047
Noncontrolling interest	-	-	13,226	16,041	18,164
Total stockholders' equity	376,415	375,563	364,982	397,063	394,211
Total liabilities and stockholders' equity	$3,871,726	$3,697,310	$3,690,115	$4,024,347	$3,966,018

Tangible common equity(1)	$282,907	$281,759	$257,632	$286,578	$281,279

Primis Financial Corp.

(Dollars in thousands)

Condensed Consolidated Statement of Operations (unaudited)

	For Three Months Ended:					For Six Months Ended:
	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024	2Q 2025	2Q 2024
Interest and dividend income	$47,627	$47,723	$51,338	$57,104	$52,191	$95,350	$102,544
Interest expense	22,447	21,359	25,261	29,081	27,338	43,806	52,422
Net interest income	25,180	26,364	26,077	28,023	24,853	51,544	50,122
Provision for credit losses	8,303	1,596	33,483	7,511	3,119	9,899	9,627
Net interest income after provision for credit losses	16,877	24,768	(7,406)	20,512	21,734	41,645	40,495
Account maintenance and deposit service fees	1,675	1,339	1,276	1,398	1,780	3,014	3,254
Income from bank-owned life insurance	438	425	434	431	981	863	1,544
Mortgage banking income	7,893	5,615	5,140	6,803	6,402	13,508	11,976
Gain (loss) on sale of loans	210	-	(4)	-	(29)	210	307
Gains on Panacea Financial Holdings investment	7,450	24,578	-	-	-	32,028	-
Gain on sale of Life Premium Finance portfolio, net of broker fees	-	-	4,723	-	-	-	-
Consumer Program derivative	593	(292)	928	79	1,272	301	3,313
Gain (loss) on other investments	(308)	53	15	51	136	(255)	342
Other	79	617	663	168	186	696	422
Noninterest income	18,030	32,335	13,175	8,930	10,728	50,365	21,158
Employee compensation and benefits	17,060	17,941	18,028	16,764	16,088	35,001	31,822
Occupancy and equipment expenses	3,127	3,285	3,466	3,071	3,099	6,412	6,205
Amortization of intangible assets	289	313	313	318	317	602	634
Virginia franchise tax expense	577	577	631	631	632	1,154	1,263
Data processing expense	3,037	2,849	3,434	2,552	2,347	5,886	4,578
Marketing expense	720	514	499	449	499	1,234	958
Telecommunication and communication expense	324	287	295	330	341	611	687
Professional fees	2,413	2,225	3,129	2,914	2,976	4,638	4,341
Miscellaneous lending expenses	900	834	1,446	1,098	285	1,734	737
Loss (gain) on bank premises and equipment	5	106	13	(352)	(124)	111	(124)
Other expenses	3,490	3,585	6,587	2,828	3,202	7,075	6,222
Noninterest expense	31,942	32,516	37,841	30,603	29,662	64,458	57,323
Income (loss) before income taxes	2,965	24,587	(32,072)	(1,161)	2,800	27,552	4,330
Income tax expense (benefit)	528	5,553	(5,917)	(304)	1,265	6,081	1,983
Net Income (loss)	2,437	19,034	(26,155)	(857)	1,535	21,471	2,347
Noncontrolling interest	-	3,602	2,820	2,085	1,901	3,602	3,555
Net income (loss) attributable to Primis' common shareholders	$2,437	$22,636	$(23,335)	$1,228	$3,436	$25,073	$5,902

(1) See Reconciliation of Non-GAAP financial measures.

Primis Financial Corp.

(Dollars in thousands)

Loan Portfolio Composition

	For Three Months Ended:
	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024
Loans held for sale	$126,869	$74,439	$247,108	$458,722	$94,644
Loans secured by real estate:
Commercial real estate - owner occupied	480,981	477,233	475,898	463,848	463,328
Commercial real estate - non-owner occupied	590,848	600,872	610,482	609,743	612,428
Secured by farmland	3,696	3,742	3,711	4,356	4,758
Construction and land development	106,443	104,301	101,243	105,541	104,886
Residential 1-4 family	571,206	576,837	588,859	607,313	608,035
Multi-family residential	157,097	157,443	158,426	169,368	171,512
Home equity lines of credit	62,103	60,321	62,954	62,421	62,152
Total real estate loans	1,972,374	1,980,749	2,001,573	2,022,590	2,027,099

Commercial loans	811,458	698,097	608,595	533,998	619,365
Paycheck Protection Program loans	1,729	1,738	1,927	1,941	1,969
Consumer loans	339,936	357,652	270,063	409,754	646,590
Total Non-PCD loans	3,125,497	3,038,236	2,882,158	2,968,283	3,295,023
PCD loans	5,024	5,112	5,289	5,440	5,539
Total loans receivable, net of deferred fees	$3,130,521	$3,043,348	$2,887,447	$2,973,723	$3,300,562

Loans by Risk Grade:
Pass Grade 1 - Highest Quality	667	880	872	820	692
Pass Grade 2 - Good Quality	170,560	175,379	175,659	177,763	488,728
Pass Grade 3 - Satisfactory Quality	1,737,153	1,643,957	1,567,228	1,509,405	1,503,918
Pass Grade 4 - Pass	1,050,397	1,124,901	1,041,947	1,184,671	1,204,268
Pass Grade 5 - Special Mention	31,902	28,498	30,111	53,473	87,471
Grade 6 - Substandard	139,842	69,733	71,630	47,591	15,485
Grade 7 - Doubtful	-	-	-	-	-
Grade 8 - Loss	-	-	-	-	-
Total loans	$3,130,521	$3,043,348	$2,887,447	$2,973,723	$3,300,562

(Dollars in thousands)

Asset Quality Information

	For Three Months Ended:
	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024
Allowance for Credit Losses:
Balance at beginning of period	$(44,021)	$(53,724)	$(51,132)	$(51,574)	$(53,456)
Provision for for credit losses	(8,303)	(1,596)	(33,483)	(7,511)	(3,119)
Net charge-offs	6,339	11,299	30,891	7,953	5,001
Ending balance	$(45,985)	$(44,021)	$(53,724)	$(51,132)	$(51,574)

Reserve for Unfunded Commitments:
Balance at beginning of period	$(1,134)	$(1,121)	$(1,127)	$(1,031)	$(1,577)
(Expense for) / recovery of unfunded loan commitment reserve	(18)	(13)	6	(96)	546
Total Reserve for Unfunded Commitments	$(1,152)	$(1,134)	$(1,121)	$(1,127)	$(1,031)

Non-Performing Assets:	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024
Nonaccrual loans	$53,059	$12,956	$15,026	$14,424	$11,289
Accruing loans delinquent 90 days or more	25,188	1,713	1,713	1,714	1,897
Total non-performing assets	$78,247	$14,669	$16,739	$16,138	$13,186
SBA guaranteed portion of non-performing loans	$4,750	$4,307	$5,921	$5,954	$3,268

Primis Financial Corp.

(Dollars in thousands)

Average Balance Sheet

	For Three Months Ended:					For Six Months Ended:
	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024	2Q 2025	2Q 2024
Assets
Loans held for sale	$108,693	$170,509	$100,243	$98,110	$84,389	$139,431	$71,643
Loans, net of deferred fees	3,074,993	2,897,481	3,127,249	3,324,157	3,266,651	2,986,727	3,236,769
Investment securities	249,485	245,216	253,120	242,631	244,308	247,362	242,743
Other earning assets	98,369	86,479	96,697	83,405	73,697	92,457	75,382
Total earning assets	3,531,540	3,399,685	3,577,309	3,748,303	3,669,045	3,465,977	3,626,537
Other assets	272,910	241,912	237,704	243,715	243,196	252,469	245,641
Total assets	$3,804,450	$3,641,597	$3,815,013	$3,992,018	$3,912,241	$3,718,446	$3,872,178

Liabilities and equity
Demand deposits	$467,493	$446,404	$437,388	$421,908	$433,315	$457,007	$446,905
Interest-bearing liabilities:
NOW and other demand accounts	821,893	805,522	787,884	748,202	778,458	813,752	776,201
Money market accounts	759,107	788,067	819,803	859,988	823,156	773,507	818,651
Savings accounts	882,227	754,304	767,342	866,375	866,652	818,619	833,490
Time deposits	329,300	335,702	404,682	425,238	423,107	332,484	427,224
Total Deposits	3,260,020	3,129,999	3,217,099	3,321,711	3,324,688	3,195,369	3,302,471
Borrowings	117,701	116,955	160,886	238,994	158,919	117,330	139,553
Total Funding	3,377,721	3,246,954	3,377,985	3,560,705	3,483,607	3,312,699	3,442,024
Other Liabilities	36,649	38,280	39,566	36,527	34,494	37,461	34,708
Total liabilites	3,414,370	3,285,234	3,417,551	3,597,232	3,518,101	3,350,160	3,476,732
Primis common stockholders' equity	380,080	344,381	382,370	377,314	374,731	362,295	375,265
Noncontrolling interest	—	11,982	15,092	17,472	19,409	5,991	20,181
Total stockholders' equity	380,080	356,363	397,462	394,786	394,140	368,286	395,446
Total liabilities and stockholders' equity	$3,794,450	$3,641,597	$3,815,013	$3,992,018	$3,912,241	$3,718,446	$3,872,178

Net Interest Income
Loans held for sale	$1,754	$2,564	$1,553	$1,589	$1,521	$2,810	$2,428
Loans	42,963	42,400	46,831	52,699	48,024	86,871	94,857
Investment securities	1,928	1,906	1,894	1,799	1,805	3,834	3,520
Other earning assets	982	853	1,060	1,017	841	1,835	1,739
Total Earning Assets Income	47,627	47,723	51,338	57,104	52,191	95,350	102,544

Non-interest bearing DDA	-	-	-	-	-	-	-
NOW and other interest-bearing demand accounts	4,603	4,515	4,771	4,630	4,827	9,118	9,294
Money market accounts	5,271	5,420	6,190	7,432	6,788	10,691	13,300
Savings accounts	7,793	6,418	7,587	8,918	8,912	14,211	16,957
Time deposits	2,830	3,039	4,127	4,371	4,095	5,869	8,085
Total Deposit Costs	20,497	19,392	22,675	25,351	24,622	39,889	47,636

Borrowings	1,950	1,967	2,586	3,730	2,716	3,917	4,786
Total Funding Costs	22,447	21,359	25,261	29,081	27,338	43,806	52,422

Net Interest Income	$25,180	$26,364	$26,077	$28,023	$24,853	$51,544	$50,122

Net Interest Margin
Loans held for sale	6.47%	6.10%	6.16%	6.44%	7.25%	4.06%	6.82%
Loans	5.60%	5.93%	5.96%	6.31%	5.91%	5.87%	5.89%
Investments	3.10%	3.15%	2.98%	2.95%	2.97%	3.13%	2.92%
Other Earning Assets	4.00%	4.00%	4.36%	4.85%	4.59%	4.00%	4.64%
Total Earning Assets	5.41%	5.69%	5.71%	6.06%	5.72%	5.55%	5.69%

NOW	2.25%	2.27%	2.41%	2.46%	2.49%	2.26%	2.41%
MMDA	2.79%	2.79%	3.00%	3.44%	3.32%	2.79%	3.27%
Savings	3.54%	3.45%	3.93%	4.10%	4.14%	3.50%	4.09%
CDs	3.45%	3.67%	4.06%	4.09%	3.89%	3.56%	3.81%
Cost of Interest Bearing Deposits	2.94%	2.93%	3.25%	3.48%	3.42%	2.94%	3.35%
Cost of Deposits	2.52%	2.52%	2.80%	3.04%	2.98%	2.52%	2.90%

Other Funding	6.65%	6.82%	6.39%	6.22%	6.89%	6.73%	6.90%
Total Cost of Funds	2.67%	2.67%	2.97%	3.25%	3.16%	2.67%	3.06%

Net Interest Margin	2.86%	3.15%	2.90%	2.97%	2.72%	3.00%	2.78%
Net Interest Spread	2.32%	2.60%	2.30%	2.37%	2.11%	2.46%	2.17%

Primis Financial Corp.

(Dollars in thousands, except per share data)

Reconciliation of Non-GAAP items:

	For Three Months Ended:					For Six Months Ended:
	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024	2Q 2025	2Q 2024
Net income (loss) attributable to Primis' common shareholders	$2,437	$22,636	$(23,335)	$1,228	$3,436	$25,073	$5,902
Non-GAAP adjustments to Net Income:
Branch Consolidation / Other restructuring	-	144	-	-	-	144	-
Professional fee expense related to accounting matters and LPF sale	232	893	1,782	1,352	1,453	1,125	1,891
Gains on Panacea Financial Holdings investment	(7,450)	(24,578)	-	-	-	(32,028)	-
Gains on sale of closed bank branch buildings	-	107	-	(352)	(124)	107	(124)
Gain on sale of Life Premium Finance portfolio, net of broker fees	-	-	(4,723)	-	-	-	-
Consumer program fraud losses	-	-	1,904	-	-	-	-
Income tax effect	1,559	4,370	224	(216)	(287)	5,929	(382)
Net income (loss) attributable to Primis' common shareholders adjusted for nonrecurring income and expenses	$(3,222)	$3,572	$(24,148)	$2,012	$4,478	$350	$7,287

Net income (loss) attributable to Primis' common shareholders	$2,437	$22,636	$(23,335)	$1,228	$3,436	$25,073	$5,902
Income tax expense (benefit)	528	5,553	(5,917)	(304)	1,265	6,081	1,983
Provision for credit losses (incl. unfunded commitment expense)	8,321	1,609	33,477	7,607	2,573	9,930	9,079
Pre-tax pre-provision earnings	$11,286	$29,798	$4,225	$8,531	$7,274	$41,084	$16,964
Effect of adjustment for nonrecurring income and expenses	(7,218)	(23,434)	(1,037)	1,000	1,329	(30,652)	1,767
Pre-tax pre-provision operating earnings	$4,068	$6,364	$3,188	$9,531	$8,603	$10,432	$18,731

Return on average assets	0.26%	2.52%	(2.43)%	0.12%	0.35%	1.36%	0.31%
Effect of adjustment for nonrecurring income and expenses	(0.60)%	(2.12)%	(0.08)%	0.08%	0.11%	(1.34)%	0.07%
Operating return on average assets	(0.34)%	0.40%	(2.51)%	0.20%	0.46%	0.02%	0.38%

Return on average assets	0.26%	2.52%	(2.43)%	0.12%	0.35%	1.36%	0.31%
Effect of tax expense	0.06%	0.62%	(0.62)%	(0.03)%	0.13%	0.33%	0.10%
Effect of provision for credit losses (incl. unfunded commitment expense)	0.88%	0.18%	3.49%	0.77%	0.27%	0.54%	0.47%
Pre-tax pre-provision return on average assets	1.20%	3.32%	0.44%	0.86%	0.75%	2.23%	0.88%
Effect of adjustment for nonrecurring income and expenses and expenses	(0.76)%	(2.61)%	(0.11)%	0.10%	0.10%	(1.66)%	0.09%
Pre-tax pre-provision operating return on average assets	0.44%	0.71%	0.33%	0.96%	0.85%	0.57%	0.97%

Return on average common equity	2.57%	26.66%	(24.28)%	1.31%	3.69%	13.96%	3.16%
Effect of adjustment for nonrecurring income and expenses	(5.97)%	(22.45)%	(0.85)%	0.84%	1.12%	(13.77)%	0.74%
Operating return on average common equity	(3.40)%	4.21%	(25.13)%	2.15%	4.81%	0.19%	3.90%
Effect of goodwill and other intangible assets	(1.11)%	1.57%	(8.20)%	0.71%	1.61%	0.07%	1.33%
Operating return on average tangible common equity	(4.51)%	5.78%	(33.33)%	2.86%	6.42%	0.26%	5.23%

Efficiency ratio	73.92%	55.39%	96.36%	82.98%	83.42%	63.25%	80.42%
Effect of adjustment for nonrecurring income and expenses	14.75%	36.58%	2.54%	(2.87)%	(3.79)%	27.02%	(2.48)%
Operating efficiency ratio	88.67%	91.97%	98.90%	80.11%	79.63%	90.27%	77.94%

Earnings per common share - Basic	$0.10	$0.92	$(0.94)	$0.05	$0.14	$1.01	$0.24
Effect of adjustment for nonrecurring income and expenses	(0.23)	(0.78)	(0.04)	0.03	0.04	(1.00)	0.06
Operating earnings per common share - Basic	$(0.13)	$0.14	$(0.98)	$0.08	$0.18	$0.01	$0.30

Earnings per common share - Diluted	$0.10	$0.92	$(0.94)	$0.05	$0.14	$1.01	$0.24
Effect of adjustment for nonrecurring income and expenses	(0.23)	(0.78)	(0.04)	0.03	0.04	(1.00)	0.05
Operating earnings per common share - Diluted	$(0.13)	$0.14	$(0.98)	$0.08	$0.18	$0.01	$0.29

Book value per common share	$15.27	$15.19	$14.23	$15.41	$15.22	$15.27	$15.22
Effect of goodwill and other intangible assets	(3.79)	(3.79)	(3.81)	(3.82)	(3.84)	(3.79)	(3.84)
Tangible book value per common share	$11.48	$11.40	$10.42	$11.59	$11.38	$11.48	$11.38

Net charge-offs (recoveries) as a percent of average loans (annualized)	0.80%	1.47%	3.83%	0.93%	0.60%	1.13%	0.62%
Impact of third-party consumer portfolio	(0.65)%	(1.41)%	(3.78)%	(0.82)%	(0.67)%	(1.02)%	(0.60)%
Core net charge-offs (recoveries) as a percent of average loans (annualized)	0.15%	0.06%	0.05%	0.11%	(0.07)%	0.11%	0.02%

Total Primis common stockholders' equity	$376,415	$375,563	$351,756	$381,022	$376,047	$376,415	$376,047
Less goodwill and other intangible assets	(93,508)	(93,804)	(94,124)	(94,444)	(94,768)	(93,508)	(94,768)
Tangible common equity	$282,907	$281,759	$257,632	$286,578	$281,279	$282,907	$281,279

Common equity to assets	9.72%	10.16%	9.53%	9.47%	9.48%	9.72%	9.48%
Effect of goodwill and other intangible assets	(2.23)%	(2.34)%	(2.37)%	(2.18)%	(2.21)%	(2.23)%	(2.21)%
Tangible common equity to tangible assets	7.49%	7.82%	7.16%	7.29%	7.27%	7.49%	7.27%

Net interest margin	2.86%	3.15%	2.90%	2.97%	2.72%	3.00%	2.78%
Effect of adjustment for Consumer Portfolio	0.26%	(0.02)%	0.01%	(0.17)%	0.13%	0.12%	0.14%
Core net interest margin	3.12%	3.13%	2.91%	2.80%	2.85%	3.12%	2.92%